Exhibit 99.1

Contact: John Jordan

Director of Investor Relations

508-541-8800, ext. 145

PLC SYSTEMS REPORTS SECOND QUARTER RESULTS

— Company On Track To Meet Optimaze Research and Development Project Milestones —

Franklin, MA, July 28, 2004 – PLC Systems Inc. (AMEX: PLC), a worldwide leader in cardiac laser technologies, today reported financial results for the three and six months ended June 30, 2004.

Second quarter total revenues were $1,796,000 compared with $2,011,000 in the second quarter of 2003.  The net loss for the second quarter of 2004 was $251,000, or $.01 per share, compared to net income of $203,000, or $.01 per share, in the second quarter of 2003.

Total revenues for the six months ended June 30, 2004 were $3,705,000 compared to total revenues of $3,745,000 for the six months ended June 30, 2003.  The net loss for the six months ended June 30, 2004 was $601,000, or $.02 per share, compared to net income of $218,000, or $.01 per share, for the six months ended June 30, 2003.

“We made significant progress in executing our plan to grow PLC beyond its single product focus during the past two quarters,” stated Mark R. Tauscher, president and chief executive officer of PLC Systems.  “As we entered this year, PLC was a single product medical device company.  As a result of our efforts, we believe that PLC is on target to enter next year as a company with an expanded product portfolio and a bright future.”

Tauscher continued, “During the quarter, the TMR business continued at a reasonable pace and we made positive advancements in our new business initiatives.  The Optimaze project is on schedule and we believe that it will generate revenue for PLC in the first quarter of 2005.”

During the second quarter of 2004,  11 next-generation CO2 Heart Lasers (HL2) were delivered to United States hospitals through Edwards Lifesciences Corporation (NYSE: EW), PLC’s exclusive U.S. sales and marketing partner.  Six of the 11 HL2 shipments were new lasers and five were redeployed lasers.

PLC ended the second quarter of 2004 with 168 CO2 Heart Lasers located at heart centers throughout the U.S., comprised of 120 HL2 customers and 48 HL1 customers.  As of June 30, 2004, PLC’s U.S. laser base (HL1 and HL2) had increased by 17 percent during the preceding twelve months.  More significantly, PLC’s U.S. HL2 installed base grew to 120 lasers as of June 30, 2004, up 35 percent from June 30, 2003.

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During the second quarter of 2004, Edwards delivered 502 disposable kits to United States hospitals.  In the second quarter of 2003, a total of 524 disposable kits were shipped to United States hospitals.  A total of 382 disposable kits were delivered domestically during the first quarter of 2004.

Tauscher concluded, “As we drive toward generating revenue in 2005 from the Optimaze project, our key objectives are as follows: infrastructure build out completed in the third quarter; infrastructure validation completed in the fourth quarter; Optimaze laser product release in the fourth quarter; and Optimaze disposable hand piece product release in the first quarter of 2005.”

In conjunction with announcing second quarter results, PLC Systems will be hosting a conference call today, July 28, at 11:00 a.m. Eastern Time.  The call may be joined via telephone by dialing (800) 259-0251 at least five minutes prior to the start of the call.  The passcode is: 90535033.  A live Webcast of the call will be available and accessible at the investor relations section of the Company’s website at www.plcmed.com.  A recording of the conference call will be available for the next month on PLC’s website.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.  Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including we may be unable to successfully develop products under our new agreement with Edwards and Edwards may be unsuccessful in distributing these products, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, we may be unable to convince health care professionals and third party payers of the medical and economic benefits of the CO2 Heart Lasers and the Optimaze System, and there can be no assurance that all payers will reimburse health care providers who perform TMR procedures or that reimbursement, if provided, will be adequate, and additional risk factors described in our Report on Form 10-K for the year ended December 31, 2003, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC and CO2 Heart Laser are trademarks of PLC Systems Inc. Edwards Lifesciences, Edwards and Optimaze are trademarks of Edwards Lifesciences Corporation.

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Product sales	$1,354	$1,578	$2,885	$2,984
Placement and service fees	442	433	820	761
Total revenues	1,796	2,011	3,705	3,745

Cost of revenues:
Product sales	575	499	1,165	1,024
Placement and service fees	172	125	348	241
Total cost of revenues	747	624	1,513	1,265

Gross profit	1,049	1,387	2,192	2,480

Operating expenses:
Selling, general and administrative	866	975	1,856	1,831
Research and development	516	220	1,045	461
Total operating expenses	1,382	1,195	2,901	2,292

Income (loss) from operations	(333)	192	(709)	188

Other income, net	82	11	108	30

Net income (loss)	$(251)	$203	$(601)	$218

Basic and diluted earnings (loss) per share	$(0.01)	$0.01	$(0.02)	$0.01

Average shares outstanding:
Basic	30,056	29,810	29,990	29,804
Diluted	30,056	30,019	29,990	29,916

CONDENSED BALANCE SHEET

			June 30, 2004	December 31, 2003
Cash and cash equivalents			$10,251	$6,377
Total current assets			13,399	9,367
Total assets			13,914	9,849
Total current liabilities			2,429	1,962
Shareholders’ equity			7,038	7,556

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